Exhibit (d)(1)(ix)

AMENDMENT NO. 6

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 6 effective as of September 1, 2017 (“Amendment No. 6”) to the Investment Management Agreement, dated as of May 1, 2011, as amended (the “Agreement”) between AXA Premier VIP Trust, a Delaware statutory trust (“Trust”), and AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (“FMG LLC” or “Manager”).

The Trust and FMG LLC agree to modify and amend the Agreement as follows:

1. Removed Portfolios. Effective May 19, 2017, the following Portfolios of the Trust are hereby deleted in their entirety from the Agreement: CharterSM Real Assets Portfolio, CharterSM Income Strategies Portfolio, CharterSM Interest Rate Strategies Portfolio, CharterSM International Moderate Portfolio and CharterSM Alternative 100 Moderate Portfolio.

2. Appendix A. Appendix A to the Agreement, which sets forth the Portfolios of the Trust for which FMG LLC is appointed investment manager and the fees payable to FMG LLC with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 6 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		AXA PREMIER VIP TRUST

By:	/s/ Michal Levy	By:	/s/ Brian Walsh
	Michal Levy		Brian Walsh
	Senior Vice President and Chief Operating Officer		Chief Financial Officer and Treasurer

APPENDIX A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

Portfolios

	(as percentage of daily net assets)
Classic Allocation Portfolios	First $2 Billion	Next $4 Billion	Next $3 Billion	Thereafter
AXA Aggressive Allocation Portfolio	0.1000%	0.0925%	0.0900%	0.0875%
AXA Conservative Allocation Portfolio	0.1000%	0.0925%	0.0900%	0.0875%
AXA Conservative-Plus Allocation Portfolio	0.1000%	0.0925%	0.0900%	0.0875%
AXA Moderate Allocation Portfolio	0.1000%	0.0925%	0.0900%	0.0875%
AXA Moderate-Plus Allocation Portfolio	0.1000%	0.0925%	0.0900%	0.0875%

(as percentage of daily net assets)
Charter Portfolios
CharterSM Conservative Portfolio	0.15% of the Portfolio’s average daily net assets
CharterSM Moderate Portfolio	0.15% of the Portfolio’s average daily net assets
CharterSM Moderate Growth Portfolio	0.15% of the Portfolio’s average daily net assets
CharterSM Growth Portfolio	0.15% of the Portfolio’s average daily net assets
CharterSM Aggressive Growth Portfolio	0.15% of the Portfolio’s average daily net assets
CharterSM Small Cap Growth Portfolio	0.15% of the Portfolio’s average daily net assets
CharterSM Small Cap Value Portfolio	0.15% of the Portfolio’s average daily net assets
CharterSM Multi-Sector Bond Portfolio	0.15% of the Portfolio’s average daily net assets

(as percentage of daily net assets)
Target Date Portfolios
Target 2015 Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
Target 2025 Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
Target 2035 Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
Target 2045 Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
Target 2055 Allocation Portfolio	0.10% of the Portfolio’s average daily net assets